Exhibit 99.1

Angiosoma and its Subsidiary Somaceuticals Announce Amended and Restated Execution of Global License for Multiple Sclerosis Patent

Houston, February 11, 2021 -- AngioSoma Inc. (OTC: SOAN) (“AngioSoma” or the “Company”), through its wholly-owned subsidiary, SomaCeuticals, Inc., is pleased to announce that the Exclusive Global Multiple Sclerosis License Agreement dated August 23, 2020 has been amended and restated as of February 4, 2021 to give both parties a stronger and more robust platform to move synergistically forward to market and license Patent 10,619,592 issued to Fabrizio de Silvestri as inventor.

Fabrizio de Silvestri stated, “It is wonderful that Jim Katzaroff and his group are actively interviewing Contract Research Organizations as well as possible funding sources. This looks to be a very exciting and critical year for AngioSoma.”

“I am so delighted that Jim was able to complete this transaction in a favorable manner to both parties. Now Jim will work with alacrity towards trials, and if we receive favorable results, navigate towards commercialization,” stated Alexanderia Blankenship, CEO and President of the Company.

About AngioSoma, Inc.

AngioSoma is a wellness company dedicated to bringing innovative, effective and high-quality supplement products and medical devices to the medical, wellness and adult-use markets through our marketing subsidiary, SomaCeuticalsTM. Learn more at www.muscles4U.com and htttps://muscles4u.blogstop.com. Stay up to date at Twitter: @tweetmuscles4u, Instagram and Facebook.

Notice Regarding Forward Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT

AngioSoma, Inc.

James C. Katzaroff

President, SomaCeuticals, Inc.

(832) 781-8521